Condensed Interim Consolidated Financial Statements of

Consolidated Uranium Inc.

For the period ended December 5, 2023 (unaudited), December 31, 2022 and
December 31, 2021

(Expressed in Canadian dollars)

1

Independent Auditor's Report

To the Directors of Consolidated Uranium Inc.

Opinion

We have audited the consolidated financial statements of Consolidated Uranium Inc., and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2022 and 2021, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2022 and 2021 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards ("IFRS").

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined that there were no key audit matters to communicate in our report.

Other information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risks of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner of the audit resulting in this independent auditor's report is Glen McFarland.

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

May 1, 2023

NOTICE TO READER

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The unaudited condensed interim consolidated financial statements of Consolidated Uranium Inc. (the "Company") include financial statements as at December 5, 2023 and for the period ended December 5, 2023, and audited financial statements as at December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021. On December 5, 2023, the Company was acquired by IsoEnergy Ltd. (TSXV: ISO) and audited statements for the periods ended December 5, 2023 or December 31, 2023 were not required to be publicly filed by the Company with any securities regulatory authorities in Canada or the United States.

CONSOLIDATED URANIUM INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Expressed in Canadian Dollars

		December 5, 2023	December 31, 2022
	Note	(Unaudited)
Assets
Current Assets
Cash and cash equivalents		$3,596,482	$14,834,706
Restricted cash		55,000	55,000
Amounts receivable		764,409	413,828
Marketable securities	3	7,787,750	1,642,583
Prepaid expenses and deposits		331,533	538,916
Total Current Assets		12,535,174	17,485,033
Non-Current Assets
Property and equipment	5	6,590,564	256,168
Other investments	9	-	800,000
Environmental bond	4(a),7	2,594,281	1,837,903
Total Assets		$21,720,019	$20,379,104

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	6,17	$5,926,732	$2,244,053
Lease liability	5	116,940	19,805
Total Current Liabilities		6,043,672	2,263,858

Non-Current Liabilities
Long term lease liability	5	402,887	-
Asset retirement obligation	7	2,157,000	1,742,000
Total Liabilities		$8,603,559	$4,005,858

Shareholders' Equity
Share capital	8(a)	160,062,842	115,243,596
Warrant reserve	8(b)	2,239,539	10,175,257
Option reserve	8(c)	10,356,585	8,226,490
RSU reserve	8(d)	-	565,380
Accumulated other comprehensive income		2,860,964	1,311,844
Accumulated deficit		(162,403,470)	(119,149,321)
Total Shareholders' Equity		13,116,460	16,373,246
Total Liablities and Shareholders' Equity		$21,720,019	$20,379,104

Nature of operations and going concern (Note 1)

Commitments and contingencies (Note 4, 17)

These condensed interim consolidated financial statements were authorized for issue by the Board of Directors on June 27, 2024.

"Philip Williams"	“Peter Netupsky”
Philip Williams, Director	Peter Netupsky, Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED URANIUM INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
Expressed in Canadian Dollars

				For the period ended:
		December 5,		December 31,		December 31,
	Note	2023		2022		2021
		(Unaudited)
Expenses
Mineral property acquisition and exploration	4	$41,257,780		$13,025,110		$59,723,076
Share-based compensation	8,14	3,120,212		4,474,289		3,181,507
Professional fees	11	5,844,732		3,990,567		3,672,070
Consulting fees and salaries	14	3,325,013		2,533,399		1,652,170
Shareholder communications	11	1,215,772		1,103,332		2,381,655
Office and other		1,017,619		417,420		132,624
Travel		246,622		229,270		-
Depreciation	5	212,886		68,709		44,866
Total operating expenditures		56,240,636		25,842,096		70,787,968
Interest income		(426,245)		(255,722)		(29,636)
Other income		(82,611)		-		-
Foreign exchange loss/(gain)		(540,402)		(532,739)		112,487
Impairment loss		-		-		310,000
Termination payment		-		-		(160,000)
Loss for the year before discontinued operations		55,191,378		25,053,635		71,020,819

Discontinued operations
Spin-out of Colorado Leases	15	112,698		-		-
Moran Lake exploration expenditures		-		-		1,983,383
Realized gain on spin-out of Labrador Uranium Inc.		-		(8,720,000)		-
Realized gain on spin-out of Premier Uranium Inc.	15	(9,599,337)		-		-
Loss/(gain) from discontinued operations		(9,486,639)		(8,720,000)		1,983,383
Net loss for the period		45,704,739		16,333,635		73,004,202

Other comprehensive loss (income)
Unrealized (gain)/loss on marketable securities and other investments	3,9	(1,549,120)		107,459		(567,976)
Comprehensive loss for the period		$44,155,619		$16,441,094		$72,436,226

Loss from continuing operations attributable to shareholders of the Company, per share				$0.33		$1.56
Basic and diluted		$0.56

Loss/(gain) from discontinued operations per share			$		$
Basic		$(0.10)		(0.11)		0.04
Diluted		$(0.09)		$(0.11)		$0.04

Weighted average shares outstanding, basic and diluted
Basic		99,008,587		76,338,627		45,544,824
Diluted		101,981,968		80,834,043		45,544,824

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED URANIUM INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Expressed in Canadian Dollars

						Accumulated
					Restricted	other
	Common		Warrant		Stock Unit	comprehensive	Accumulated
	Shares	Amount	Reserve	Option Reserve	Reserve	income	deficit	Total Equity
	#	$	$	$	$	$	$	$
Balance - January 1, 2023	79,002,116	115,243,596	10,175,257	8,226,490	565,380	1,311,844	(119,149,321)	16,373,246
Share-based compensation (note 8) (unaudited)	-	-	-	2,350,432	769,780	-	-	3,120,212
Shares issued for services (note 8) (unaudited)	160,000	299,200	-	-	-	-	-	299,200
Warrants exercised (note 8) (unaudited)	3,715,612	4,136,893	(863,131)	-	-	-	-	3,273,762
Warrants expired during the period (note 8) (unaudited)	-	-	(7,072,587)	-	-	-	7,072,587	-
Options exercised (note 8) (unaudited)	516,500	806,894	-	(603,464)	-	-	-	203,430
Options expired during the period (note 8) (unaudited)	-	-	-	(158,007)	-	-	158,007	-
RSUs issued (note 8) (unaudited)	708,330	1,335,160	-	-	(1,335,160)	-	-	-
Shares issued for property acqusitions (note 4,8) (unaudited)	3,279,104	5,838,061	-	-	-	-	-	5,838,061
Acquisition of Virginia Energy Inc. (note 4,8) (unaudited)	17,847,828	32,403,038	-	541,134	-	-	-	32,944,172
Dividend in-kind - spin-out of Premier American Uranium (note 15) (unaudited)							(4,780,004)	(4,780,004)
Unrealized gain on securities and other investment (note 3,9) (unaudited)	-	-	-	-	-	1,549,120	-	1,549,120
Loss for the period (unaudited)	-	-	-	-	-	-	(45,704,739)	(45,704,739)
Balance - December 5, 2023 (unaudited)	105,229,490	160,062,842	2,239,539	10,356,585	-	2,860,964	(162,403,470)	13,116,460

						Accumulated
					Restricted	other
	Common		Warrant		Stock Unit	comprehensive	Accumulated	Shareholders'
	Shares	Amount	Reserve	Option Reserve	Reserve	income	deficit	equity
	#	$	$	$	$	$	$	$
Balance - Janaury 1, 2022	72,036,827	105,032,556	10,526,667	5,171,049	-	1,419,303	(94,484,789)	27,664,786
Share-based compensation (note 8)	-	-	-	3,466,902	1,007,386	-	-	4,474,288
Options exercised (note 8)	52,500	53,308	-	(22,358)	-	-	-	30,950
Options expired during the year (note 8)		-		(389,103)	-		389,103	-
Warrants exercised (note 8)	2,832,311	1,371,968	(351,410)	-	-	-	-	1,020,558
RSUs issued (note 8)	194,670	322,126		-	(442,006)			(119,880)
Share issued pursuant to option agreements (note 8)	3,885,808	8,463,638	-	-	-	-	-	8,463,638
Dividend in-kind - spin-out of Labrador Uranium (note 15)	-	-	-	-	-	-	(8,720,000)	(8,720,000)
Unrealized loss on marketable securities (note 3)	-	-	-	-	-	(107,459)	-	(107,459)
Loss for the period	-	-	-	-	-	-	(16,333,635)	(16,333,635)
Balance - December 31, 2022	79,002,116	115,243,596	10,175,257	8,226,490	565,380	1,311,844	(119,149,321)	16,373,246

						Accumulated
					Restricted	other
	Common		Warrant		Stock Unit	comprehensive	Accumulated	Shareholders'
	Shares	Amount	Reserve	Option Reserve	Reserve	income	deficit	equity
	#	$	$	$	$	$	$	$
Balance - December 31, 2020	29,426,842	24,374,002	3,896,122	2,828,017	-	851,327	(21,480,587)	10,468,881
Private placement financings	19,447,938	32,363,446	7,637,000	-	-	-	-	40,000,446
Finders compensation warrants	-	-	915,232	-	-	-	-	915,232
Shares issued for services	83,786	242,979	-	-	-	-	-	242,979
Cost of share issuance	-	(3,197,515)	(364,748)	-	-	-	-	(3,562,263)
Share-based compensation	31,954	71,670	-	3,039,366	-	-	-	3,111,036
Options exercised	756,667	1,552,434	-	(696,334)	-	-	-	856,100
Warrants exercised	6,605,988	7,009,500	(1,556,939)	-	-	-	-	5,452,561
Shares issued to acquire mineral properties	14,727,346	40,748,955	-	-	-	-	-	40,748,955
Shares issued for property option agreements	956,306	1,867,085	-	-	-	-	-	1,867,085
Unrealized gain on marketable securities	-	-	-	-	-	567,976	-	567,976
Loss for the period	-	-	-	-	-	-	(73,004,202)	(73,004,202)
Balance - December 31, 2021	72,036,827	105,032,556	10,526,667	5,171,049	-	1,419,303	(94,484,789)	27,664,786

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED URANIUM INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed in Canadian Dollars

			For the period ended:
		December 5,	December 31,	December 31,
	Note	2023	2022	2021
		(Unaudited)
Cash flows from (used in) operating activities
Loss for the period		$(45,704,739)	$(16,333,635)	$(73,004,202)
Adjustment for non-cash items:
Acquisition of exploration properties	4	33,909,294	8,463,638	42,616,040
Share-based compensation	8	3,120,212	4,354,408	3,111,036
Depreciation	5	212,886	68,709	44,866
Interest expense	5	53,074	2,559	4,081
Lease modification	6	-	-	(1,549)
Unrealized loss on investment		-	-	310,000
Termination payment		-	-	(160,000)
Shares issued for services	8	299,200	-	242,979
Asset retirement obligation	7	415,000	442,000	1,300,000
Realized gain on spin-out of Colorado Leases	15	(9,599,337)	-	-
Realized gain on spin-out of Labrador Uranium	15	-	(8,720,000)	-
Change in working capital items:
Amounts receivable		(350,581)	509,786	(856,332)
Prepaid expenses and deposits		207,383	542,798	(638,299)
Accounts payable and accrued liabilities		3,733,565	(3,327,347)	5,193,361
Net cash (used in) operating activities		(13,704,043)	(13,997,084)	(21,838,019)

Cash flows from (used in) investing activities
Environmental bond		(756,378)	(460,386)	(1,377,517)
Restricted cash		-	(20,000)	-
Purchase of property and equipment	5	(268,575)	(248,741)	-
Purchase of other investment		-	(800,000)	(150,000)
Cash acquired from Virginia Energy	4(j)	158,677	-	25,000
Net cash (used in) investing activities		(866,276)	(1,529,127)	(1,502,517)

Cash flows from (used in) financing activities
Shares issued for cash from exercise of warrants	8	3,273,762	1,020,558	5,452,561
Shares issued for cash from exercise of options	8	203,430	30,950	856,100
Lease payments	5	(145,097)	(60,000)	(47,500)
Shares and warrants issued for cash		-	-	40,000,446
Share issue costs		-	-	(2,647,031)
Net cash provided by financing activities		3,332,095	991,508	43,614,576

Net decrease in cash and cash equivalents		(11,238,224)	(14,534,703)	20,274,040
Cash and cash equivalents - beginning of period		14,834,706	29,569,409	9,295,369
Cash and cash equivalents - end of period		$3,596,482	$15,034,706	$29,569,409

Cash		1,076,482	1,744,706	29,525,493
Cash equivalents		2,520,000	13,090,000	43,916
Total		$3,596,482	$14,834,706	$29,569,409

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

1. NATURE OF OPERATIONS

Consolidated Uranium Inc. (the "Company" or "CUR") was incorporated under the Business Corporations Act (British Columbia) on April 26, 2004. The Company is currently engaged in the acquisition, exploration and development of mineral properties in Argentina, Australia, Canada and the United States of America. The head office and principal address of the Company is 217 Queen Street West, Suite 303, Toronto, Ontario, M5V 0P5.

On July 23, 2021, the Company announced its continuance to Ontario under the name "Consolidated Uranium Inc.". The Company's common shares trade under the ticker symbol, "CUR", on the TSX Venture Exchange ("TSXV"), and on the OTCQX under the ticker symbol "CURUF".

The Company's subsidiaries include:

- NxGold Australia Pty. Ltd. ("NxGold Australia"), was incorporated in Australia on December 18, 2017. NxGold Australia owns 100% of Roe Gold Limited.

- ICU Australia Pty Ltd. was registered in Queensland, Australia on February 8, 2021.

- CUR Australia Pty Ltd. was registered in Queensland, Australia on September 10, 2021.

- 2847312 Ontario Inc. was incorporated in Ontario, Canada on June 14, 2021.

- On August 19, 2021 the Company acquired a 100% interest in 12942534 Canada Ltd.

- CUR USA Blocker Inc, was incorporated in Delaware, United States on August 30, 2021.

- On January 24, 2023, the Company acquired a 100% interest in Virginia Energy Resources Inc. ("Virginia Energy")

These condensed interim consolidated financial statements of the Company consolidate the accounts of the Company and its subsidiaries. All intercompany transactions, balances, and unrealized gains and losses from intercompany transactions are eliminated on consolidation.

Subsidiaries consist of entities over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The condensed interim consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The Company's continued existence is dependent upon the preservation of its interests in the underlying properties, the achievement of profitable operations, or the ability of the Company to raise additional financing, as necessary, or alternatively upon the Company's ability to dispose of its interests on an advantageous basis.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of operations for such properties, these procedures do not guarantee the Company's title. Property title may be subject to government licensing requirements or regulations, social licensing requirements, unregistered prior agreements, unregistered claims, aboriginal claims, and non-compliance with regulatory, environmental, and social requirements. The Company's property interests may also be subject to increases in taxes and royalties, renegotiation of contracts, and political uncertainty.

During the period ended December 5, 2023, the Company had a loss of $45,704,739 (period ended December 31, 2022, loss of $16,333,635) and comprehensive loss of $44,155,619 (period ended December 31, 2022 of $16,441,094) and working capital as at December 5, 2023 of $6,491,502 (December 31, 2022 - $15,221,175). The Company believes that it will have sufficient capital to operate over the next 12 months, including carrying out the Company's planned exploration activities.

These condensed interim consolidated financial statements are prepared in accordance with International Financial Reporting standards ("IFRS") appropriate for a going concern which assumes that the Company will continue to realize the value of its assets and discharge its liabilities and other obligations in the ordinary course of business. Should the Company be required to realize the value of its assets in other than the ordinary course of business, the net realizable value of its assets may be materially less than the amounts shown in the condensed interim consolidated financial statements. These condensed interim consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should the Company be unable to repay its liabilities and meet its other obligations in the ordinary course of business or continue operations.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Approval of the condensed interim consolidated financial statements

These condensed interim consolidated financial statements of the Company for the period ended December 5, 2023 and years ended December 31, 2022 and 2021 were reviewed, approved and authorized for issue by the Board of Directors of the Company on June 25, 2024.

2. BASIS OF PRESENTATION

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and Interpretations of the International Financial Reporting Interpretations Committee ("IFRIC") which the Canadian Accounting Standards Board has approved for incorporation into Part 1 of the Handbook of Chartered Professional Accountants of Canada applicable to the preparation of interim financial statements, including International Accounting Standard ("IAS") 34, Interim Financial Reporting. These condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Company's annual financial statements as at and for the year ended December 31, 2022. In particular, the Company's significant accounting policies were summarized in Note 3 of the financial statements for the year ended December 31, 2022, and have been consistently applied in the preparation of these condensed interim consolidated financial statements. These unaudited condensed interim consolidated financial statements were prepared on a going concern basis.

Future Accounting Pronouncements

On January 1, 2023, the Company adopted a number of amendments and improvements of existing standards.  These included amendments to IAS 1, IAS 8, and IAS 12. These new standards and changes did not have any material impact on the Company's financial statements.

Certain new standards, interpretations, amendments and improvements to existing standards were issued by IASB or IFRIC that are mandatory for accounting periods beginning on or after January 1, 2024 which are not applicable or are not consequential to the Company or are being evaluated to determine their impact on the financial statements.

3. MARKETABLE SECURITIES

Marketable securities consist of 279,791 common shares of NexGen Energy Ltd. and 3,876,786 common shares of Premier American Uranium Inc. The carrying value is based on the estimated fair value of the common shares determined using quoted market prices. These shares are classified as FVOCI.

	(Unaudited) December 5, 2023	December 31, 2022
Opening	$1,642,583	$1,550,042
Additions	4,596,047	-
Unrealized gain	1,549,120	92,541
Ending	$7,787,750	$1,642,583

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

4. MINERAL PROPERTY ACQUISITION AND EXPLORATION EXPENDITURES

For the period ended December 5, 2023, and years ended December 31, 2022 and 2021, the Company’s mineral property acquisition and exploration expenditures were as follows:

2023 (unaudited)	Argentina			Australia
	Huemul	Laguna Salada	Other	Yarranna	Other
Acquisition cost	$1,031,080	$-	$-	$3,891,870	$1,750,518
Exploration and evaluation expenditures
Personnel	200,655	411,354	-	-	273,563
Drilling	-	11,101	-	-	-
Land management	135,489	43,798	11,782	16,367	381,279
Travel	118,718	2,603	-	-	21,012
Other	4,837	4,337	-	129,984	338,914
Balance, December 5, 2023 (unaudited)	$1,490,779	$473,193	$11,782	$4,038,221	$2,765,286

2023 (unaudited)	North America
	Energy Fuels	Virginia Energy	Other	Total
Acquisition cost	$-	$28,703,476	$-	$35,376,944
Exploration and evaluation expenditures
Personnel	636,545	-	-	1,454,324
Drilling	820,893	-	-	832,156
Land management	625,876	-	-	1,250,215
Travel	165,284	-	-	310,323
Other	1,049,965	21,774	454,706	2,033,818
Balance, December 5, 2023 (unaudited)	$3,298,563	$28,725,250	$454,706	$41,257,780

2022	North America		Argentina
	Energy Fuels	Other	Laguna Salada	Other
Acquisition cost	$-	$-	$944,795	$-
Exploration and evaluation expenditures
Personnel	548,818	-	332,859	278,461
Drilling	1,017,628	-	13,451	-
Land management	962,530	-	85,746	58,714
Travel	228,185	-	360,681	86,681
Other	287,928	275,596	121,174	29,239
Balance, December 31, 2022	$3,045,089	$275,596	$1,858,706	$453,095

2022	Australia				Total
	Ben Lomond	Milo	Queensland	Other
Acquisition cost	$3,011,707	$1,953,523	$1,123,607	$20,823	$7,054,455
Exploration and evaluation expenditures
Personnel	53,952	81,599	2,035	75,140	1,372,864
Drilling	-	-	-	-	1,031,079
Land management	332,151	8,321	-	80,992	1,528,454
Travel	-	-	3,879	-	679,426
Other	391,643	18,614	183,660	50,978	1,358,832
Balance, December 31, 2022	$3,789,453	$2,062,057	$1,313,181	$227,933	$13,025,110

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

2021	North America
	Energy Fuels	Mountain Lake	Dieter Lake	Matoush
Acquisition cost	$42,520,259	$1,811,000	$268,903	$10,740,692
Exploration and evaluation expenditures
Personnel	34,495	-	-	-
Land management	87,630	-	-	1,550
Travel	1,808	-	-	-
Other	1,502,740	-	-	42,357
Balance, December 31, 2021	$44,146,932	$1,811,000	$268,903	$10,784,599

2021	Australia	Argentina
	Milo	Laguna Salada	Total
Acquisition cost	$500,000	$2,129,840	$57,970,694
Exploration and evaluation expenditures
Personnel	-	-	34,495
Land management	-	-	89,180
Travel	-	-	1,808
Other	-	81,802	1,626,899
Balance, December 31, 2021	$500,000	$2,211,642	$59,723,076

(a) Acquisition and Strategic Alliance with Energy Fuels

On October 27, 2021, the Company and Energy Fuels Inc., an arms-length party prior to this transaction ("Energy Fuels"), closed an acquisition (the "EF Transaction"), whereby the Company acquired a portfolio of uranium projects located in Utah and Colorado, United States (the "EF Projects") pursuant to an asset purchase agreement (the "EF Purchase Agreement") among CUR and certain wholly-owned subsidiaries of Energy Fuels (collectively, the "EF Parties"). In connection with the closing of the EF Transaction, the companies have also entered into toll-milling, operating and investor rights agreements with respect to the Projects.

Pursuant to the EF Purchase Agreement, CUR acquired from the EF Parties a 100% interest in the Tony M, Daneros and Rim mines in Utah, as well as the Sage Plain property and eight U.S. Department of Energy Leases in Colorado, for the following consideration:

- the payment of US$2.0 million in cash at closing;

- the issuance of 11,860,101 CUR common shares ("CUR Shares") at closing, which resulted in Energy Fuels holding 19.9% of the outstanding CUR Shares at that time (see Note 8);

- the payment of US$3.0 million in cash on or before the 18-month anniversary of closing of the Transaction (the "First Deferred Payment");

- the payment of an additional US$3.0 million in cash on or before the 36-month anniversary of closing of the Transaction (the "Second Deferred Payment"); and

- the payment of up to US$5.0 million in contingent cash payments tied to achieving commercial production at the Tony M Mine, the Daneros Mine and the Rim Mine.

The EF Purchase Agreement includes provision for the return of the Projects to Energy Fuels in the event that CUR does not make the First Deferred Payment or Second Deferred Payment, as described above.

In relation to the EF Projects, the Company has paid an environmental bond to the U.S. Bureau of Land Management in the amount of $2,173,834 (December 31, 2022 - $1,738,781) and has recorded environmental obligations of $1,647,000 (December 31, 2022 - $1,366,000). See Note 7.

In the event that CUR completed a private placement or prospectus offering for minimum gross proceeds of $1,000,000 within 36 months, the EF Parties had the right to accelerate (the "Acceleration Right") a portion of the First Deferred Payment and the Second Deferred Payment, as applicable, through the issuance of CUR Shares up to a maximum amount equal to the product of: (A) the gross proceeds of the financing, multiplied by (B) the EF Parties' then current cumulative percentage ownership of CUR Shares on a non-diluted basis prior to completion of the financing. The CUR Shares issued pursuant to the Acceleration Right will be based on the market price of the CUR Shares at the time of issuance.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

On November 22, 2021, the Company completed a private placement financing that triggered the Acceleration Right, and the Company issued 1,875,085 common shares to the EF Parties at a fair value of $4,968,975 based on the unit price of the private placement financing. The share issuance fully satisfies the First Deferred Payment and partially satisfies the Second Deferred Payment.

The balance of the second deferred payment of $1,031,025 is accrued at December 5, 2023 (December 31, 2022 - $838,423).

Pursuant to a financial advisory agreement related to the EF Transaction, the Company paid an advisory fee comprised of $450,624 in cash and 83,786 common shares at a value of $2.90 per share based on the quoted market price of the Company's shares issued at the transaction date.

On May 24, 2023, the Company entered into an agreement with Premier American Uranium Inc. ("PUR"), pursuant to which among other things the Company has agreed to transfer ownership of certain indirect wholly-owned subsidiaries which hold eight U.S. Department of Energy Leases in Colorado and certain patented claims to PUR. See Note 15.

(b) Matoush Uranium Project

On August 19, 2021, the Company completed the acquisition of a 100% undivided interest in the Matoush uranium project, located in the province of Québec, Canada. The project is subject to a 1.5% net smelter return royalty from the sale of the mineral products extracted or derived.

Upon closing, the Company issued 2,000,000 common shares of the Company, having a value of $3,480,000, and made a cash payment of $3,500,000. The value of share consideration was priced at $1.74 per share, based on the quoted market price of the Company's shares issued at the transaction date. On February 18, 2022, the Company issued an additional 821,976 common shares, having a value of $2,211,115 based on the closing share price of the Company and $1,500,000 in cash to satisfy the deferred payment terms of the acquisition (Note 8(a)(xvii)).

(c) Laguna Salada Uranium and Vanadium Project

In December 2020, the Company entered into an option agreement with Green Shift Commodities Ltd. ("Green Shift") (Formerly U3O8 Corp.) to acquire a 100% interest in the Laguna Salada uranium and vanadium project in Chubut Province, Argentina. The acquisition was completed on December 21, 2021.

On June 11, 2021, the Company paid consideration of $148,085 satisfied by the issuance of 56,306 common shares and a cash payment of $225,000. The shares issued reflected a market price of $2.63 based on the quoted price of the Company's shares issued at the transaction date.

On April 14, 2022, the Company issued 374,441 common shares with a value of $928,614, at a share price of $2.48 based on the quoted market price of the Company's shares at the transaction date to Green Shift, in satisfaction of all future contingent payments owed in relation to the Laguna Salada Project including exercise of the option (Note 8(a)(xvi)).

(d) Dieter Lake Uranium Project

On February 3, 2021, the Company announced its acquisition of Dieter Lake uranium deposit in Québec, Canada.

(e) Ben Lomond Uranium Project

In June 2020, the Company entered into an option agreement with Mega Uranium Ltd. ("Mega") to acquire a 100% interest in the Ben Lomond uranium projects in Australia.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Pursuant to the option agreement, the Company issued 900,000 common shares and 900,000 common share purchase warrants to Mega, with each warrant entitling the holder to acquire a common share at an exercisable price of $0.30 per common share for a period of 24 months from the date of issuance, and $180,000 in cash.

The Company provided notice to Mega of its exercise of the option to acquire 100% of the Ben Lomond project on June 14, 2022, for consideration of $2,453,203, comprised of $2,020,760 for the exercise of the option and an additional $432,443 Mega is entitled to receive under the spot price contingent payment terms of the agreement. The entire amount was satisfied by the issuance of 1,340,548 common shares, with the value of share consideration priced at $1.83 per share, based on the quoted market price of the Company's shares at the transaction date (Note 8(a)(xiv)). The Company has an obligation to make contingent payments, in cash or shares, tied to the future spot price of uranium as follows:

Ben Lomond
Uranium Spot Price	Ben Lomond
(USD)	Payments (CDN)
$100	$1,050,000

The Company issued 400,000 common shares of the Company with a value of $780,000 to satisfy the spot price of uranium exceeding $75/lbs (Note 8(a)(vii)).

The Ben Lomond Property is subject to the following royalties:

- a royalty equal to AUD$0.50 per pound U₃O₈ recoverable from any feasibility study completed with respect to the Ben Lomond Property on or prior to the date that is 30 days after the mill operates at 90% planned capacity; or

- after the mill operates at 90% capacity, a 1% net smelter return royalty on all marketable minerals produced from the mineral claims that comprise the Ben Lomond property; and a 1% net smelter returns royalty on all marketable minerals produced from the mineral claims that comprise the Ben Lomond Property.

(f) Mountain Lake Uranium Project

On July 16, 2020, the Company entered into on option agreement with IsoEnergy Ltd. ("IsoEnergy") and received shareholder and TSXV conditional approval on August 3, 2021.

Pursuant to the option agreement, the Company has a right to acquire a 100% interest in the Mountain Lake uranium project in Nunavut, Canada.

Under the terms of the option agreement, the Company paid initial consideration to IsoEnergy of 900,000 common shares and a cash payment of $20,000 on August 10, 2021. The share consideration is valued at a market price of $1.91 per share, based on the quoted market price of the Company's shares issued at the transaction date.

The option is exercisable at the Company's election on or before December 31, 2023, upon payment of $1,000,000 payable in cash or shares at a price per share equal to the five-day VWAP of CUR shares up to the second last trading day prior to the exercise date of the option and reimbursement of certain expenditures incurred by IsoEnergy on the project. The Company is also required to reimburse IsoEnergy for certain expenditures incurred during the option period.

If the Company elects to exercise its option acquire the project, IsoEnergy will also be entitled to receive the following contingent payments, payable in cash or shares, at the Company's election:

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Uranium Spot Price	Vendor Payment
(USD)	(CDN in Cash or Shares)
$50	$410,000
$75	$615,000
$100	$820,000

The Company's obligation to make the contingent payments will expire 10 years following the date the option is exercised. In the event that the first contingency payment has been paid by the Company upon the uranium spot price reaching USD$50, IsoEnergy will have the one-time option to elect to receive $205,000 in lieu of, and not in addition to, each of the second and the third contingent payments for a total aggregate amount of $410,000. If elected by IsoEnergy, such $410,000 will be payable at the Company's option in cash or shares.

(g) Milo Project

On November 10, 2021, the Company announced that it had signed a definitive sale and purchase agreement with Isa Brightlands Pty Ltd, a wholly owned subsidiary of GBM Resources, to acquire a 100% interest in the Milo Uranium, Copper, Gold, Rare Earth Project (the "Milo Project"). The Milo Project consists of EPM (Exploration Permit - Minerals) rights located in Northwestern Queensland.

On April 20, 2022, the Company issued 750,000 common shares, with a value of $1,942,500 based on the value of share consideration priced at $2.59 per share, based on the quoted market price of the Company's shares at the transaction date (Note 8(a)(xv)).

(h) Queensland Projects

On September 6, 2022, the Company announced it entered into a definitive share sale and purchase agreement with GlobalOreInvestments Pty Limited ("GOI") pursuant to whereby CUR has agreed to acquire from GOI all of the outstanding shares of Management X Pty Ltd. ("Management X"), a privately owned Australian exploration company which holds a 100% undivided interest in the West Newcastle Range, Teddy Mountain and Ardmore East Projects.

Pursuant to the purchase agreement, on December 13, 2022, the Company issued 598,843 common shares with a value of $928,207 based on the value of share consideration priced at $1.55 per share, based on the quoted market price of the Company's shares at the transaction date (Note 8(a)(xiii)) and $200,000 in cash upon granting of the West Newcastle Range, Teddy Mountain and Ardmore East exploration licences.

There were no material assets or liabilities assumed upon the acquisition of Management X.

The Company has an obligation to make contingent payments of $500,000 in cash or shares, if the following milestones are met within eight years: The price of uranium exceed $60/lbs as published by UxC, LLC; and a National Instrument 43-101 compliant mineral resources estimate for the West Newcastle Range and Teddy Mountain projects is prepared where the mineral resource estimate is greater than or equal to 6.0 Mlbs of U₃O₈, or with respect to the Ardmore East project the mineral resources estimate is greater than or equal to 6.0 Mlbs of U₃O₈ equivalent (Note 19). The Company issued 200,000 shares with a value of $362,000 to Management X related to the price of uranium exceeding $60/lbs (Note 8(a)(vi)).

(i) Yarranna Uranium Projects

The Company entered into a definitive share sale and purchase agreement dated October 30, 2022, with certain entities (the "Sellers") pursuant to which CUR has agreed to acquire all of the outstanding shares of New Standard Resources Pty Ltd. ("New Standard"), a privately owned Australian exploration company which holds a 100% undivided interest in the Yarranna Uranium projects (the "Yarranna Projects") in South Australia. As New Standard did not meet the definition of a business as per IFRS 3, the acquisition was treated as an asset acquisition.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

CUR acquired 100% interest in New Standard for consideration comprised of 2,059,732 common shares with a value of $3,872,296 based on the value of share consideration priced at $1.88 per share based on the quoted market price of the Company's shares issued at the transaction date. The shares were issued on January 20, 2023 (Note 8(a)(v)).

In addition, CUR has agreed to grant to the Sellers a 2% net smelter returns royalty on the Yarranna Projects, 1% of which can be repurchased by CUR for the payment of $1,000,000.

(j) Virginia Energy Resources Inc.

On January 24, 2023, the Company obtained control and completed the acquisition of Virginia Energy via an agreement and plan of arrangement date November 15, 2022. The merger was completed by the Company acquiring all the outstanding common shares of Virginia Energy through exchanging each outstanding Virginia Energy share for approximately 0.26 common shares of the Company. Outstanding Virginia Energy options were exchanged for common share purchase options of the Company under the same exchange ratio.

Upon closing of the transaction, CUR and Virginia Energy own approximately 82.4% and 17.6% of the outstanding shares of CUR. The transaction was completed January 24, 2023, with the issuance of 17,847,828 shares of CUR to Virginia Energy shareholders and 160,000 shares of CUR for financial advisory (Note 8(a)(iii and iv)).

The merger has been accounted for as an asset acquisition with the Company identified as the acquirer for accounting purposes.

Virginia Energy owns 100% of Coles Hill Uranium Project located in south central Virginia, United States.

The consideration paid is calculated as follows:

Non-diluted VUI common shares outstanding, January 24, 2023	$68,645,614
Implicit share exchange ratio	0.26
The Company's common shares exchanged for VUI common shares	17,847,828
The Company's share price, January 24, 2023	$1.87
Total common share consideration	$33,375,438
Options exchanged for options	541,134
Less: existing shareholdings	(972,400)
Total consideration	$32,944,173

The purchase price allocation is as follows:

Acquisition costs	$27,084,773
Land	5,686,662
Cash and cash equivalents	158,677
Amounts receivable	12,747
Prepaid expenses	6,728
Accounts payable	(5,414)
$32,944,173

The acquisition of Virginia Energy by the Company was completed on January 24, 2023. As of the date of these condensed interim consolidated financial statements, the determination of the fair value of assets and liabilities acquired is based on preliminary estimates and has not been finalized. In particular, the fair values of land and acquisition costs and related tax consequences and exposures have been determined provisionally. The actual fair value may differ materially from the amounts disclosed in the preliminary fair values above and are subject to change. Management will complete its review of the fair values within twelve months of the acquisition date.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

(k) Huemul Uranium-Vanadium-Copper Project

On August 1, 2023, the Company announced that it has acquired a 100% interest in certain claims within the Huemul Project area held by the vendor of Huemul (the "Huemul Vendor") for consideration comprised of:

  US$200,000 in cash paid;
  500,000 CUR Shares issued (Note 8(a)(i)); and
  A 2% NSR royalty payable by the Company to the Huemul Vendor on certain portions of the Huemul Project (the "Huemul Royalty"). CUR has the right to repurchase 1% of the Huemul Royalty by paying the amount of US$2,000,000.

Pursuant to an agreement between the Company and NewEra Metal Resources Ltd. ("NewEra"), the Company has acquired a 100% interest in two claim applications within the Huemul Project area held by NewEra (the "NewEra Claim Applications") for consideration comprised of:

  US$120,000 in cash paid;
  119,372 CUR Shares issued (Note 8(a)(ii)); and
  A 1% NSR royalty payable by the Company to NewEra on the claims covered by the NewEra Claim Applications.

The Common Shares issuable pursuant to the acquisitions are subject to a hold period expiring four months and one day from the date of issuance. There are no finders' fees payable in connection with the acquisitions and the Huemul Vendor and NewEra are arms-length parties with respect to the Company.

5. PROPERTY, EQUIPMENT AND LEASE LIABILITY

For the period ended December 5, 2023 and the year ended December 31, 2022, the Company's property and equipment comprised:

		Right-of-	Leasehold		Vehicles &
	Land	use asset	Improvements	Furniture	Equipment	Total
Cost
Balance, January 1, 2022	$-	$109,444	$-	$-	$-	$109,444
Additions	-	-	154,608	16,746	77,387	248,741
Balance, December 31, 2022	$-	$109,444	$154,608	$16,746	$77,387	$358,185
Additions (unaudited)	-	-	-	18,252	250,323	268,575
Acquisition of Virginia Energy (unaudited)	5,686,662	-	-	-	-	5,686,662
Additions, lease modification (unaudited)	-	502,405	-	-	-	502,405
Balance, December 5, 2023 (unaudited)	5,686,662	611,849	154,608	34,998	327,710	6,815,827
Accumulated depreciation
Balance, Janaury 1, 2022	-	33,308	-	-	-	33,308
Depreciation	-	57,101	-	-	11,608	68,709
Balance, December 31, 2022	-	90,409	-	-	11,608	102,017
Depreciation (unaudited)	-	113,817	28,760	6,510	63,799	212,886
Lease modification (unaudited)	-	(89,640)	-	-	-	(89,640)
Balance, December 5, 2023 (unaudited)	-	114,586	28,760	6,510	75,407	225,263
Net book value:
Balance, December 31, 2022	-	19,035	154,608	16,746	65,779	256,168
Balance, December 5, 2023 (unaudited)	$5,686,662	$497,263	$125,848	$28,488	$252,303	$6,590,564

On January 1, 2023, the Company entered a lease paying $13,000 per month until December 31, 2027. The discount rate applied to the lease was 10%. The Company recognized a right-of-use asset and a lease liability of $611,850 in respect of this lease.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

	(unaudited) Period ended	Year ended
	December 5, 2023	December 31, 2022
Opening	$19,805	$77,246
Lease modification	592,045	-
Interest expense	53,074	2,559
Payments	(145,097)	(60,000)
Ending	$519,827	$19,805
Less current portion	(116,940)	(19,805)
Long-term lease liability	$402,887	$-

Minimum lease payments remaining:

Years	Amount
2023	$10,903
2024	$156,000
2025	$156,000
2026	$156,000
2027	$156,000

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	(Unaudited) December 5, 2023	December 31, 2022
Trade payables	$2,581,996	$363,807
Accrued liabilities	2,630,568	626,766
Payroll liabilities	595,733	438,668
Property payments	118,435	814,812
	$5,926,732	$2,244,053

7. ASSET RETIREMENT OBLIGATION

A provision for environmental rehabilitation was recognized on the Energy Fuels mineral properties area (see Note 4(a)) in the amount of $1,764,000 (December 31, 2022 - $1,364,000) and the Ben Lomond property for $393,000 (December 31, 2022 - $378,000). The Energy Fuels mineral properties areas requires amounts to be held on deposit in the amount of $2,183,320 (December 31, 2022 - $1,738,781) and the Ben Lomond property requires an amount held on deposit for $410,961 (December 31, 2022 - $99,122). The provision is based on the regulatory bodies estimates of projected reclamation costs and the bond required for exploration activities. The asset retirement obligation is estimated at an undiscounted amount of $2,608,749 over a period of 3 to 10 years and discounted using a risk-free rate varying from 3.34% to 3.89%.

	(Unaudited) December 5, 2023	December 31, 2022
Balance, beginning of period	$1,742,000	$1,300,000
Accretion	69,000	-
Change in estimates	346,000	442,000
Balance, end of period	$2,157,000	$1,742,000

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

8. SHARE CAPITAL

(a) Common Shares

The Company's authorized share capital is an unlimited number of common shares without par value.

	Number of shares
	outstanding	Amount
Balance, January 1, 2022	72,036,827	$105,032,556
Shares issued in acquisitions (xiii, xiv, xv, xvi, xvii)	3,885,808	8,463,638
Warrant exercises (xviii)	2,832,311	1,371,968
Option exercises (xviii)	52,500	53,308
Share-based compensation (xi, xii)	194,670	322,126
Balance, December 31, 2022	79,002,116	$115,243,596
Shares issued in acquisitions (i, ii, iii, v, vi, vii) (unaudited)	21,126,932	38,241,099
Shares issued for services (iv) (unaudited)	160,000	299,200
Warrant exercises (viii) (unaudited)	3,715,612	4,136,893
Option exercises (ix) (unaudited)	516,500	806,894
Share-based compensation (x) (unaudited)	708,330	1,335,160
Balance, December 5, 2023 (unaudited)	105,229,490	$160,062,842

During the period ended December 5, 2023, the Company issued the following common shares:

i. On August 1, 2023, the Company issued 500,000 common shares to the Huemul Vendor with a value of $665,000 based on the value of the share consideration price at $1.33 per share based on the quoted market price of the Company's share issued at the transaction date for the acquisition of Huemul Project. See Note 4(k).

ii. On August 1, 2023, the Company issued 119,372 common shares to NewEra with a value of $158,765 based on the value of the share consideration price at $1.33 per share based on the quoted market price of the Company's share issued at the transaction date for the acquisition of the NewEra Claim Applications. See Note 4(k).

iii. On January 24, 2023, the Company issued 17,847,828 common shares with a value of $32,403,038 based on the value of share consideration price at $1.87 per share based on the quoted market price of the Company's shares issued at the transaction date for the acquisition of Virginia Energy Resources Inc. See Note 4(j)

iv. On January 24, 2023, the Company issued 160,000 common shares with a value of $299,200 based on the value of share consideration price at $1.87 per share based on the quoted market price of the of the Company's shares at the transaction date for financial advisory services. See Note 4(j)

v. On January 20, 2023, the Company issued 2,059,732 common shares with a value of $3,872,296 based on the value of share consideration price at $1.88 per share based on the quoted market price of the Company's shares issued at the transaction date for the acquisition of the Yarranna project in Australia. See Note 4(i)

vi. On October 6, 2023, the Company issued 200,000 common shares with a value of $362,000 based on the value of share consideration at $1.81 per share based on the quoted market price of the Company's shares issued at the transaction date to Management X related to the contingent payment if the spot price of uranium exceeds $US60/pound for the Queensland Projects. See Note 4(h)

vii. On December 1, 2023, the Company issued 400,000 common shares with a value of $780,000 based on the value of share consideration at $1.95 per share based on the quoted market price of the Company's shares issued at the transaction date to Mega Uranium related to the contingent payment if the spot price of uranium exceeds $US75/pound for the Ben Lomond project. See Note 4(e)

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

viii. During the period ended December 5, 2023, the Company issued 3,715,612 common shares following the exercise of 3,715,612 of the Company's warrants. Net proceeds of $3,273,762 were received.

ix. During the period ended December 5, 2023, the Company issued 516,500 common shares following the exercise of 516,500 of the Company's options. Net proceeds of $203,430 were received.

x. During the period ended December 5, 2023, the Company issued 708,330 common shares with a value of $1,335,160 in relation to the Company's RSU grant on December 1, 2021, December 24, 2021 and December 30, 2022.

During the year ended December 31, 2022, the Company issued the following common shares:

xi. On December 28, 2022, the Company issued 171,670 common shares with a value of $283,256 in relation to the Company's RSU grant of December 24, 2021.

xii. On December 20, 2022, the Company issued 23,000 common shares with a value of $38,870 in relation to the Company's RSU grant of December 1, 2021.

xiii. On December 13, 2022, the Company issued 598,843 common shares with a value of $928,207 based on the value of share consideration price at $1.55 per share based on the quoted market price of the Company's shares issued at the transaction date for the acquisition of the Queensland project in Australia. See Note 4(h)

xiv. On September 30, 2022, the Company issued 1,340,548 common shares with a value of $2,453,203 based on the value of share consideration price at $1.83 per share based on the quoted market price of the Company's shares issued at the transaction date to Mega to complete the option exercise on the Ben Lomond uranium project in Australia and the spot price contingent payment. See Note 4(e).

xv. On April 20, 2022, the Company issued 750,000 common shares with a value of $1,942,500 based on the value of share consideration price at $2.59 per share based on the quoted market price of the Company's shares issued at the transaction date to complete its Milo Project acquisition. See Note 4(g).

xvi. On April 14, 2022, the Company issued 374,441 common shares with a value of $928,614 based on the value of share consideration price at $2.48 per share based on the quoted market price of the Company's shares issued at the transaction date to Green Shift to satisfy all future contingent payments owed in relation to the Laguna Salada Project. See Note 4(c).

xvii. On February 18, 2022, the Company issued 821,976 common shares with a value of $2,211,115 based on the value of share consideration price at $2.69 per share based on the quoted market price of the Company's shares issued at the transaction date to complete its Matoush acquisition. See Note 4(b).

xviii. During the year ended December 31, 2022, the Company issued 2,884,811 common shares following the exercise of 2,832,311 of the Company's warrants and 52,500 of the Company's options. Net proceeds of $1,051,508 were received.

(b) Warrants

Below is a summary of changes to warrants for the period ended December 5, 2023 and the year ended December 31, 2022:

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

	Number of	Weighted average
	warrants	exercise price
Balance, January 1, 2022	16,986,028	$2.10
Exercised	(2,832,311)	0.36
Adjustment for LUR spinout (note 15)	873,023	-
Balance, December 31, 2022	15,026,740	$2.29
Exercised (unaudited)	(3,715,612)	0.65
Expired (unaudited)	(8,418,984)	3.18
Adjustment for PUR spinout (note 15) (unaudited)	86,764	-
Balance, December 5, 2023 (unaudited)	2,978,908	$1.49

The Company received $2,407,875 in proceeds from the exercise of warrants during the period ended December 5, 2023 (year ended December 31, 2022 - $1,020,558).

In relation to the Company's Spin-Out Transaction (see Note 15), the number of warrants outstanding were adjusted on a pro rata basis. The fair value of the warrants was unchanged.

As at December 5, 2023 the Company had the following warrants outstanding:

		Number of	Remaining life at
Expiry date	Exercise price	warrants	December 5, 2023
30-Dec-23	$1.10	587,456	0.1 years
30-Dec-23	$0.74	178,646	0.1 years
04-Mar-24	$1.65	2,212,806	0.2 years
Balance, December 5, 2023 (unaudited)	$1.49	2,978,908	0.2 years

(c) Stock Options

Pursuant to the Company's stock option plan, directors may, from time to time, authorize the issuance of options to directors, officers, employees and consultants of the Company, entitling them to acquire up to 10% of the issued and outstanding common shares of the Company. The options can be granted for a maximum term of five years and are subject to vesting provisions as determined by the Board of Directors of the Company.

Stock option activity for the period ended December 5, 2023 and the year ended December 31, 2022 is summarized as follows:

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

	Number of	Weighted average
	options	exercise price
Balance, January 1, 2022	5,383,333	$1.83
Granted	1,450,000	1.71
Exercised	(52,500)	0.59
Forfeited	(235,266)	1.91
Expired	(359,367)	1.34
Adjustment for LUR spinout (note 15)	320,000	-
Balance, December 31, 2022	6,506,200	$1.75
Granted (unaudited)	457,500	0.67
Exercised (unaudited)	(516,500)	0.36
Expired (unaudited)	(90,100)	1.75
Adjustment for PUR spinout (note 15) (unaudited)	190,713	-
Balance, December 5, 2023 (unaudited)	6,547,813	$1.78
Exercisable, December 5, 2023 (unaudited)	4,555,004	$1.70

The Company received proceeds of $203,430 from the exercise of stock options during the period ended December 5, 2023 (year ended December 31, 2022 - $30,950).

In relation to the Company's Spin-Out Transactions (see Note 15), the number of options outstanding were adjusted on a pro rata basis. The fair value of the options was unchanged.

As at December 5, 2023, the Company had the following stock options outstanding:

			Remaining
			contractual life of
Number of options	Exercise price per	Number of options	options outstanding
outstanding	option	exercisable	(years)	Expiry date
655,080	$0.27	655,080	1.5	18-Jun-25
54,590	$0.48	54,590	1.7	05-Aug-25
414,884	$0.50	414,884	1.9	15-Oct-25
21,836	$0.56	21,836	2.0	25-Nov-25
54,590	$0.55	54,590	2.0	03-Dec-25
32,754	$1.12	32,754	2.2	01-Feb-26
797,014	$1.53	531,343	2.3	26-Mar-26
846,145	$2.05	564,097	2.5	09-Jun-26
545,900	$2.39	545,900	3.0	01-Dec-26
1,528,520	$2.55	1,019,013	3.1	24-Dec-26
180,250	$1.88	120,167	3.5	30-May-27
51,500	$1.64	17,167	3.6	14-Jul-27
103,000	$2.27	103,000	3.8	06-Sep-27
1,158,750	$1.57	386,250	4.1	30-Dec-27
103,000	$1.74	34,333	4.1	06-Jan-28
6,547,813		4,555,004	2.9

On January 24, 2023, the Company exchanged 1,375,000 Virginia Energy stock options for 357,500 CUR options as part of the acquisition of Virginia Energy. The options are exercisable at a price of $0.36 per common share for a period of 0.25 years and vested immediately. The options have a fair value per option granted of $1.51. See Note 4(j).

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

On January 6, 2023, the Company granted incentive stock options to certain consultants of the Company to purchase a total of 100,000 common shares pursuant to the Company's long-term omnibus incentive plan. The options are exercisable at a price of $1.79 per common share for a period of five years. 33,334 options vested immediately, and the remaining options vest one half on January 6, 2024 and one half on January 6, 2025. The options have a fair value per option granted of $1.48.

On December 30, 2022, the Company granted incentive stock options to certain officers, directors, employees and consultants of the Company to purchase a total of 1,125,000 common shares pursuant to the Company's long-term omnibus incentive plan. The options are exercisable at a price of $1.62 per common share for a period of five years. 375,008 options vested immediately, and the remaining options vest one half on December 30, 2023 and one half on December 30, 2024. The options have a fair value per option granted of $1.34. Directors and officers were granted 775,000 options.

On September 6, 2022, the Company granted incentive stock options to a consultant of the Company to purchase a total of 100,000 common shares pursuant to the Company's long-term omnibus incentive plan. The options are exercisable at a price of $2.34 per common share for a period of five years. 1/4 vests in 3-month intervals until September 6, 2023. The options have a fair value per option granted of $1.97.

On July 14, 2022, the Company granted incentive stock options to an employee of the Company to purchase a total of 50,000 common shares pursuant to the Company's long-term omnibus incentive plan. The options are exercisable at a price of $1.69 per common share for a period of five years. The options vest one third each year, over a three year term. The options have a fair value per option granted of $1.42.

On May 30, 2022, the Company granted incentive stock options to consultants of the Company to purchase a total of 175,000 common shares pursuant to the Company's long-term omnibus incentive plan. The options are exercisable at a price of $2.00 per common share for a period of five years. 58,333 options vested immediately and the remaining options vest one half on May 30, 2023 and one half on May 30, 2024. The options have a fair value per option granted of $1.62.

The Company uses the Black-Scholes option pricing model to calculate the fair value of granted stock options. The model requires management to make estimates, which are subjective and may not be representative of actual results. Changes in assumptions can materially affect fair value estimates.

For stock option grants, the following assumptions were applied in their valuation:

	(Unaudited) Period ended	Period ended
	December 5, 2023	December 31, 2022
Expected stock price volatility	117%-118%	118%-122%
Expected life of options	0.25 years-5 years	5 years
Risk-free interest rate	3.24%-3.80%	2.66%-3.41%
Expected dividend yield	0.00%	0%
Stock price	$1.79-$1.87	$1.62 - $2.34
Exercise price	$0.36-$1.79	$1.62 - $2.34

(d) Restricted Share Units

Pursuant to the Company's Long-Term Incentive Plan, directors may, from time to time, authorize the issuance of restricted share units ("RSUs") to directors, officers, employees and consultants of the Company ("Participants"), entitling them to acquire up to 10% of the issued and outstanding common shares of the Company. Pursuant to the terms of each RSU award agreement, Participants will receive, upon vesting of the RSUs, cash or common shares of the Company, issued from treasury, at the Company's discretion. RSU vesting terms are specific to each individual grant as determined by the Board of Directors. The Company currently has RSUs vesting based on time conditions. The fair value of the RSUs is expensed over the vesting period specific to the grant or at the grant date for those that vest immediately.

RSU activity for the period ended December 5, 2023 and the year ended December 31, 2022 is summarized as follows:

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Number of RSUs
Balance, January 1, 2022	750,000
Vested	(266,670)
Granted	225,000
Balance, December 31, 2022	708,330
Vested (unaudited)	(708,330)
Balance, December 5, 2023 (unaudited)	-

On December 30, 2022, the Company granted 225,000 RSU's to directors, officers, and consultants of the Company. The RSU's were issued at $1.62 per common share, vesting one third each year over a three-year term. Directors and officers were issued 200,000 RSU's.

On December 1, 2023, the Company granted 50,000 common shares of the Company for RSUs that vested.

On December 5, 2023, the Company granted 658,330 common shares of the Company for RSUs that vested.

9. OTHER INVESTMENT

In connection with the Virginia Energy transaction, CUR and Virginia Energy entered into a subscription agreement which Virginia Energy has agreed to issue and CUR has agreed to purchase, on a non-brokered private placement basis 2,000,000 Virginia Energy shares at a price of $0.50 per share for cash consideration of $1,000,000. The private placement closed on December 6, 2022.

On January 24, 2023, upon closing of the Virginia Energy acquisition, the investment was eliminated.

	Virginia Energy	Total
Opening, January 1, 2022	$-	$-
Additions	1,000,000	1,000,000
Unrealized loss	(200,000)	(200,000)
Balance, December 31, 2022	800,000	800,000
Unrealized gain (unaudited)	172,400	172,400
Eliminated on Virginia Energy acqusition (unaudited)	(972,400)	(972,400)
Balance, December 5, 2023 (unaudited)	$-	$-

10. MANAGEMENT OF CAPITAL

The Company's capital management objectives, policies and processes have remained unchanged during the period ended December 5, 2023 and the year ended December 31, 2022.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the TSXV prior to December 5, 2023, which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 12 months.

As of December 5, 2023, the Company believes it is compliant with the policies of the TSXV.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

11. EXPENSES

Shareholder communication expenses for the period ended December 5, 2023, and the years ended December 31, 2022 and 2021 were comprised of the following:

	(unaudited)	For the period ended
	December 5,	December 31,	December 31,
	2023	2022	2021
Investor relations costs	$535,948	$210,575	$148,461
Filing and listing fees	429,043	332,778	251,458
Marketing and promotion	250,781	559,979	1,981,736
Shareholder communications	$1,215,772	$1,103,332	$2,381,655

Professional fees expenses for the period ended December 5, 2023 and the years ended December 31, 2022 and 2021 were comprised of the following:

	(unaudited)	For the period ended
	December 5,	December 31,	December 31,
	2023	2022	2021
Legal	$556,349	$771,358	$1,151,898
Accounting	362,795	217,600	80,888
Corporate development	1,515,585	855,151	641,939
Financial advisory	3,410,003	2,146,458	1,797,345
Professional fees	$5,844,732	$3,990,567	$3,672,070

12. SEGMENTED INFORMATION

The Company has one operating segment in three geographic areas in North America, Australia and Argentina, with the corporate office in Canada. Segmented disclosure and Company-wide information is as follows:

December 5, 2023 (unaudited)	North America	Australia	Argentina	Total
Current assets	$12,155,279	$246,354	$133,541	$12,535,174
Non-current assets	8,713,154	410,961	60,730	9,184,845
Total assets	$20,868,433	$657,315	$194,271	$21,720,019
Total liabilities	8,546,562	$14,985	$42,012	$8,603,559

December 31, 2022	North America	Australia	Argentina	Total
Current assets	$16,975,045	$241,628	$268,361	$17,485,033
Non-current assets	2,894,071	-	-	2,894,071
Total assets	$19,869,116	$241,628	$268,361	$20,379,104
Total liabilities	3,853,673	$93,720	$58,465	$4,005,858

Period ended December 5, 2023 (unaudited)	North America	Australia	Argentina	Total
Mineral property acquisition and exploration expenditures	$32,478,519	$6,803,507	$1,975,754	$41,257,780
Share-based compensation	3,120,212	-	-	3,120,212
Professional fees	5,788,585	56,147	-	5,844,732
Consulting fees and salaries	2,873,414	451,599	-	3,325,013
Shareholder communications	1,215,772	-	-	1,215,772
Office and other	842,605	48,322	126,692	1,017,619
Travel	246,622	-	-	246,622
Depreciation	212,886	-	-	212,886
Total operating expenditures	$46,778,615	$7,359,575	$2,102,446	$56,240,636

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Years ended December 31, 2022	North America	Australia	Argentina	Total
Mineral property acquisition and exploration expenditures	$3,320,685	$7,392,624	$2,311,801	$13,025,110
Share-based compensation	4,474,289	-	-	4,474,289
Professional fees	3,955,303	35,264	-	3,990,567
Consulting fees and salaries	2,317,069	216,330	-	2,533,399
Shareholder communications	1,103,332	-	-	1,103,332
Office and other	296,982	28,691	91,747	417,420
Travel	227,522	1,748	-	229,270
Depreciation	68,709	-	-	68,709
Total operating expenditures	$15,763,891	$7,674,657	$2,403,548	$25,842,096

Years ended December 31, 2021	North America	Australia	Argentina	Total
Mineral property acquisition and exploration expenditures	$57,011,434	$500,000	$2,211,642	$59,723,076
Share-based compensation	3,181,507	-	-	3,181,507
Professional fees	3,652,960	19,110	-	3,672,070
Consulting fees and salaries	1,652,170	-	-	1,652,170
Shareholder communications	2,381,655	-	-	2,381,655
Office and other	86,312	46,312	-	132,624
Depreciation	44,866	-	-	44,866
Total operating expenditures	$68,010,904	$565,422	$2,211,642	$70,787,968

13. FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents, restricted cash, amounts receivable, marketable securities, other investments, accounts payable and accrued liabilities, and lease liability. The risks associated with these financial instruments and the policies regarding their management are discussed below. Management monitors these risk exposures to ensure appropriate measures are implemented in a timely and effective manner.

The carrying value of the Company's financial instruments are classified into the following categories:

		(Unaudited) December 5,	December 31,
Financial Instrument	Category	2023	2022
Cash	Amortized cost	$1,076,482	$1,744,706
Cash equivalents	Fair value	2,520,000	13,090,000
Restricted cash	Fair value	55,000	55,000
Amounts receivable	Amortized cost	764,409	413,828
Marketable securities	FVOCI	7,787,750	1,642,583
Other investments	FVOCI	-	800,000
Accounts payable and accrued liabilities	Amortized cost	5,926,732	2,244,053
Lease liability	Amortized cost	519,827	19,805

Fair value

The Company's financial instruments recorded at fair value require disclosure about how the fair value was determined based on significant levels of input described in the following hierarchy:

- Level 1 - applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

- Level 2 - applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly such as quoted prices for similar assets or liabilities in active markets or indirectly such as quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions.

- Level 3 - applies to assets or liabilities for which there are unobservable market data.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

The Company's financial instruments recorded at fair value consist of cash equivalents, restricted cash, marketable securities and other investments are measured based on Level 1 inputs.

The book value of cash, amounts receivable, accounts payable and accrued liabilities, and current lease liabilities approximate their fair value due to the short-term nature of these instruments.

Financial risk management objectives and policies

Interest rate risk - The Company is not exposed to significant interest rate risk.

Currency risk - Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company is exposed to foreign currency exchange risk primarily on cash held in Australian and U.S. dollars, and property payments made in United States dollars. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

As of December 5, 2023 and December 31, 2022, the Company had the following financial instruments denominated in foreign currency (expressed in Canadian dollars):

December 5, 2023 (Unaudited)	US Dollars	Australian Dollars
Cash	$163,603	$179,129
Amounts receivable	83,028	36,955
Environmental bonds	2,183,320	410,961
Accounts payable and accrued liabilities	(1,094,196)	(14,985)
	$1,335,755	$612,060

December 31, 2022	US Dollars	Australian Dollars
Cash	$712,998	$28,469
Amounts receivable	167,241	62,901
Environmental bonds	1,738,781	99,122
Accounts payable and accrued liabilities	(1,042,934)	(93,720)
	$1,576,086	$96,772

A 10% strengthening (weakening) of the Canadian dollar against the US dollar would decrease (increase) net loss by approximately $133,600 (December 31, 2022 - $157,600).

A 10% strengthening (weakening) of the Canadian dollar against the Australian Dollar would decrease (increase) net loss by approximately $61,200 (December 31, 2022 - $9,700).

Credit risk - Credit risk is the risk of an unexpected loss if a counterparty to a financial instrument fails to meet its contractual obligations. The credit risk associated with cash is believed to be minimal as cash is on deposit with Canadian banks that are believed to be creditworthy. Amounts receivable is comprised of amounts due from the Government of Canada. The Company does not believe it is exposed to significant credit risk.

Liquidity risk - Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. At December 5, 2023, the Company had cash and cash equivalents balance of $3,596,482 (December 31, 2022 - $14,834,706) to settle current liabilities of $6,043,672 (December 31, 2022 - $2,263,858). The Company's trade payables have contractual maturities of less than 30 days and are subject to normal trade terms.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

14. RELATED PARTY DISCLOSURES

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company. The Company has determined that key management personnel consist of executive and non-executive members of the Company's Board of Directors and corporate officers.

Remuneration attributed to key management personnel during the period ended December 5, 2023, and the years ended December 31, 2022 and 2021 is summarized as follows:

	(Unaudited)	For the period ended:
	December 5,	December 31,	December 31,
	2023	2022	2021
Management fees	$1,397,317	$1,397,216	$881,483
Directors' fees	255,726	240,000	76,340
Share-based compensation - Management	1,367,178	2,313,422	1,227,194
Share-based compensation - Directors	946,688	1,437,020	532,754
	$3,966,909	$5,387,658	$2,717,771

As at December 5, 2023 there was $nil (December 31, 2022 - $389,340) included in accounts payable and accrued liabilities owing to a director for compensation.

As at December 5, 2023, there was $1,094,709 (December 31, 2022 - $945,703) included in accounts payable and accrued liabilities owing to Energy Fuels Inc. for property payments and costs incurred on the Company's behalf at the Company's mineral properties. Energy Fuels holds 15.7% of the Company's common shares at December 5, 2023 (December 31, 2022- 17.4%).

As at December 5, 2023, there was $69,780 (December 31, 2022 - $nil) in amounts receivable owing by Green Shift.

Balances owed and owing to related parties are unsecured, non-interest bearing and due on demand.

As at December 5, 2023, LUR, PUR and Green Shift are related parties due to common directors and officers.

15. SPIN-OUT TRANSACTIONS

Labrador Uranium Inc.

In November 2020, the Company entered into an option agreement with a private, arm's length party to acquire a 100%, undivided interest, in the Moran Lake Project uranium project in the Central Mineral Belt of Labrador, Canada.

On November 30, 2020, the Company delivered consideration of $150,000, satisfied through the issuance of 253,568 common shares and made a cash payment in the amount of $150,000 to the optionor. The market price of the shares was $0.59, reflecting the 5-day volume weighted average price ("VWAP") of the Company's common shares.

On October 18, 2021, the Company announced the creation and planned Spin-Out Transaction of Labrador Uranium Inc. ("LUR"), an entity originally incorporated by CUR focused on the consolidation, exploration and development of uranium projects in Labrador, Canada ("Spin-Out Transaction").

In connection with the spin-out of Labrador Uranium Inc., the Company provided notice to exercise its option pursuant to the option agreement to acquire the Moran Lake project for consideration of $1,000,000 with $500,000 to be satisfied through the issuance of 191,570 common shares of CUR at a valuation of $524,902, based on the quoted market price of the Company's shares acquired at the transaction date, and $500,000 in cash. The 191,570 shares were issued on October 27, 2021.

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

To effect the Spin-Out Transaction, the Company entered into an arrangement agreement with LUR, pursuant to which, among other things, the Company transferred ownership of the Moran Lake Project to LUR in exchange for 16,000,000 common shares of LUR, which the Company distributed to CUR shareholders on a pro rata basis (the "Arrangement"). The Company applied to list the LUR Shares (the "Listing") on the Canadian Securities Exchange (the "CSE"). The CSE listing was completed on March 15, 2022.

The Company distributed the LUR Shares it received under the Arrangement to the Company's shareholders of record on February 14, 2022. Each shareholder received 0.214778 of an LUR share for each common share of the Company held.

As a result of the distribution of the LUR Shares, the Company recorded a dividend in-kind of $8,720,000 during the period ended December 31, 2022. The fair value of the LUR shares dividend was estimated using the November 2021 private placement financing by LUR and a realized gain of $8,720,000 was recognized in the condensed interim consolidated statement of loss for the period ended December 31, 2022.

In connection with the spin-out, the outstanding warrants and options were adjusted on a pro rata basis. The fair value of the warrants and options was unchanged.

On February 22, 2022, after receiving shareholder approval, the Company completed its Spin-Out Transaction and all related acquisitions and financings.

Spin-out of Premier American Uranium Inc. and acquisition of Premier Uranium Inc.

On May 24, 2023, the Company entered into an arrangement agreement with Premier American Uranium Inc. ("PUR"), pursuant to which among other things the Company has agreed to transfer ownership of certain indirect wholly-owned subsidiaries which hold eight U.S. Department of Energy leases and certain patented claims located in Colorado to PUR in exchange for 7,753,752 Class A common shares of PUR ("PUR Shares"), a portion of which will be distributed to the Company's shareholders on a pro rata basis (the "Arrangement").

Under the terms of the Arrangement, CUR distributed 50% of the PUR Shares it received to its shareholders on a pro-rata basis based on the number of CUR Shares held at the effective date of the Arrangement. There was no change in CUR shareholders' proportionate ownership in CUR as a result of the Arrangement. In addition, holders of options and warrants of CUR as of the effective date of the Arrangement will have such securities adjusted in accordance with their terms as a result of the Arrangement.

In addition, CUR and PUR entered into a purchase agreement with, among others, Premier Uranium Inc. ("Premier"), a privately held U.S. uranium focused project acquisition vehicle which owns a 100% interest in the Cyclone project in the Great Divide Basin of Wyoming (the "Cyclone Project") and various mining claims in the Uravan Mineral Belt of Colorado, pursuant to which PUR has agreed to acquire all of the outstanding 1,099,900 shares of Premier.

As a result of the spin out of PUR, the Company recorded discontinued operations of $112,698 for the period ended December 5, 2023 (December 31, 2022 - $nil) related to the expenditures on the transferred subsidiaries to PUR.

16. TRANSACTION WITH ISOENERGY LTD.

On September 27, 2023, the Company and IsoEnergy announced that they have entered into a definitive arrangement agreement for a share-for-share merger of IsoEnergy and Consolidated Uranium (the "IsoEnergy Arrangement Agreement"), pursuant to which IsoEnergy will acquire all of the issued and outstanding CUR Shares of Consolidated Uranium not already held by IsoEnergy or its affiliates by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario) (the "IsoEnergy Merger").

CONSOLIDATED URANIUM INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Expressed in Canadian Dollars
For the period ended December 5, 2023 (unaudited), and years ended December 31, 2022 and December 31, 2021

Under the terms of the IsoEnergy Merger, CUR shareholders (the "CUR Shareholders") received 0.500 of a common share of IsoEnergy (each whole share, an "IsoEnergy Share") for each CUR Share held (the "Exchange Ratio"). The Exchange Ratio was determined giving consideration to recent weighted average prices for each of IsoEnergy and CUR for the period ended September 26, 2023. The implied fully diluted in the-money equity value of the combined company (the "Combined Company") is estimated at approximately $903.5 million. Upon completion of the Merger, existing IsoEnergy and Consolidated Uranium shareholders will own approximately 70.5% and 29.5% of the Combined Company, respectively, on a fully diluted in the-money basis.

In connection with the IsoEnergy Arrangement, IsoEnergy has entered into an agreement with Canaccord Genuity Corp., TD Securities Inc. and Eight Capital on behalf of a syndicate of agents (collectively, the "Agents") in connection with a private placement of 8,134,500 subscription receipts of IsoEnergy (the "Subscription Receipts") at an issue price of $4.50 per Subscription Receipt (the "Offering Price") for gross proceeds of $36,605,250 (the "Offering"). In connection with the Offering, each of NexGen Energy Ltd., Mega Uranium Ltd. and Energy Fuels Inc. (collectively, the "Cornerstone Investors"), have indicated their intention of subscribing for up to $21,001,500 of the Offering, subject to customary conditions, and satisfaction with the terms of the Offering.

The Offering closed October 19, 2023, with the gross proceeds of the Offering held in escrow pending the satisfaction of the escrow release conditions, including the satisfaction of the conditions to the closing of the IsoEnergy Merger, and certain other customary conditions.

On December 5, 2023, the Company and IsoEnergy completed the IsoEnergy Merger and the escrow release conditions were satisfied.

17. COMMITMENTS AND CONTINGENCIES

The Company is party to certain management contracts. As at the date of this report, these contracts contain minimum commitments of approximately $2,496,000 (December 31, 2022 - $1,766,000) and additional contingent payments of approximately $2,792,900 (December 31, 2022 - $2,078,000) upon the occurrence of a change of control. As a triggering effect for a change of control has not taken place, the contingent payments have not been reflected in these condensed interim consolidated financial statements.

Underlying royalties on the Company's properties are described in Note 4.

Several of the Company's property acquisition agreements include contingent payments to be made based on the spot price of uranium (see Note 4). Contingent payments based on price thresholds not yet reached have not been reflected in these condensed interim consolidated financial statements.

There is a $1,650,000 fee payable contingent on closing of the IsoEnergy Merger.

The Company's mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.